As filed with the Securities and Exchange Commission on August 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIO-RAD LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1000 Alfred Nobel Drive Hercules, CA 94547	94-1381833
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Principal Executive Offices)	(I.R.S. Employer Identification No.)

BIO-RAD LABORATORIES, INC.

2007 INCENTIVE AWARD PLAN

(Full title of the plan)

Shawn M. Soderberg, Esq.

Executive Vice President, General Counsel and Secretary

BIO-RAD LABORATORIES, INC.

1000 Alfred Nobel Drive

Hercules, CA 94547

(510) 724-7000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Class A and Class B Common Stock, $0.0001 par value	600,000 shares	$116.88	$70,130,300	$9,032.78

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also automatically cover any additional shares of Class A and Class B Common Stock which become issuable under the Bio-Rad Laboratories, Inc. 2007 Incentive Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of the registrant’s Class A or Class B Common Stock.
(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h) of the Securities Act, the proposed maximum offering price per share is based upon the average ($115.78) of the high ($116.53) and low ($115.02) prices for the registrant’s Class A Common Stock quoted on the New York Stock Exchange on August 5, 2014, and the average ($117.57) of the high ($117.57) and low ($117.57) prices for the registrant’s Class B Common Stock quoted on the New York Stock Exchange on August 5, 2014.
(3)	Of the 600,000 shares to be registered, 230,000 shares are Class A Common Stock and 370,000 shares are Class B Common Stock.

INTRODUCTION

Pursuant to General Instruction E of Form S-8, this registration statement is filed solely to register 230,000 shares of Class A Common Stock, par value $0.0001 per share, and 370,000 shares of Class B Common Stock, par value $0.0001 per share (collectively, the “Common Stock”), of Bio-Rad Laboratories, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2007 Incentive Award Plan (as amended, the “Plan”). By Registration Statement on Form S-8 dated July 30, 2007 (File No. 333-144926) (the “Prior Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), the Company previously registered 620,000 shares of Class A Common Stock and 206,000 share of Class B Common Stock. The Plan has been amended, and the number of shares of Common Stock issuable thereunder has been increased by 600,000. Under this Registration Statement, the Company is registering the additional 600,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

Part II.	Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 18, 2014;

(2)	Our Proxy Statement for our 2014 Annual Meeting of Stockholders pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed on April 1, 2014 (solely to the extent specifically incorporated by reference into our Annual Report on 10-K for the year ended December 31, 2013);

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 6, 2014;

(4)	Our Current Reports on Form 8-K filed on February 27, 2014, March 31, 2014, April 25, 2014, May 6, 2014, June 26, 2014, July 28, 2014 and August 5, 2014;

(5)	The description of our common stock contained in our registration statement on Form S-2 (File No. 33-7036) filed with the Commission on August 26, 1986 under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(6)	All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this registration statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters in connection with the common stock that we are offering are being passed upon by Shawn M. Soderberg, Esq., our General Counsel. Ms. Soderberg is also our Executive Vice President and Secretary. Ms. Soderberg holds restricted stock units and options to purchase common stock which in the aggregate constitute less than 1% of our outstanding common stock.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The Company has the power to indemnify its directors, officers and other persons against liability for certain acts pursuant to Section 145 of the DGCL and pursuant to the Company’s Bylaws and Restated Certificate of Incorporation, as amended.

Section 59 of the Company’s Bylaws provides as follows:

(a) The corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) (a “proceeding”) by reason of the fact that he is or was a director or officer of the corporation or while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a such person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the such person to repay all amounts advanced if it should be ultimately determined that the such person is not entitled to be indemnified under this Section 59 or otherwise.

(b) To the extent, according to standards and in such manner as the Board of Directors may direct pursuant to and in accordance with applicable law in the particular case, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) by reason of the fact that he is or was an employee or agent of the corporation, or while serving as an employee or agent of the corporation, is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plan, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

(c) The indemnification provided by this Section 59 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(d) The corporation, acting by its Board of Directors, shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plan, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 59. Nothing in this subsection (d) shall obligate the corporation to indemnify any person to any extent other than as provided in subsections (a), (b) and (c) of this Section 59.

Section 7 of the Company’s Restated Certificate of Incorporation provides as follows:

A director of the corporation shall not be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article 7 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of any provision of this Article 7 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

In addition, the Company maintains a standard form of directors’ and officers’ liability insurance policy. The Company has also entered into indemnification agreements with each of its directors that provide for indemnification of, and advancement of litigation and other expenses to, a director to the fullest extent permitted by law for claims relating to his or her service to the Company or its subsidiaries. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 8.	Exhibits.

4.1	Bio-Rad Laboratories, Inc. 2007 Incentive Award Plan, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, dated July 30, 2007 (File No. 333-144926) and incorporated herein by reference.

4.2	Amendment to the Bio-Rad Laboratories, Inc. 2007 Incentive Award Plan, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 001-07928) and incorporated herein by reference.

5.1	Opinion of Shawn M. Soderberg, Esq., Executive Vice President, General Counsel and Secretary, as to the legality of the Common Stock being registered.

23.1	Consent of Shawn M. Soderberg, Esq. (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hercules, State of California, on this 8th day of August 2014.

BIO-RAD LABORATORIES, INC.

By:	/s/ Christine A. Tsingos
Christine A. Tsingos
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Christine A. Tsingos with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2014.

/s/ Norman Schwartz	Chairman of the Board, President and Chief Executive Officer
(Norman Schwartz)

/s/ Christine A. Tsingos	Executive Vice President, Chief Financial Officer
(Christine A. Tsingos)

/s/ James R. Stark	Vice President, Corporate Controller
(James R. Stark)

Other Directors:

/s/ Louis Drapeau	Director
(Louis Drapeau)

/s/ Robert M. Malchione	Director
(Robert M. Malchione)

/s/ Joel McComb	Director
(Joel McComb)

/s/ Deborah J. Neff	Director
(Deborah J. Neff)

/s/ Alice N. Schwartz	Director
(Alice N. Schwartz)

INDEX TO EXHIBITS

4.1	Bio-Rad Laboratories, Inc. 2007 Incentive Award Plan, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, dated July 30, 2007 (File No. 333-144926) and incorporated herein by reference.

4.2	Amendment to the Bio-Rad Laboratories, Inc. 2007 Incentive Award Plan, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 001-07928) and incorporated herein by reference.

5.1	Opinion of Shawn M. Soderberg, Esq., Executive Vice President, General Counsel and Secretary, as to the legality of the Common Stock being registered.

23.1	Consent of Shawn M. Soderberg, Esq. (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).